Exhibit 99.1

Waste Industries USA, Inc. Announces Purchase/Sale With Allied Waste Industries

Raleigh, N.C., August 11, 2003/PRNewswire-First Call/ — Waste Industries USA, Inc. (NASDAQ: WWIN), a regional, non-hazardous solid waste services company, announced today that it has completed an asset purchase and sale with Allied Waste Industries.

Under the terms of the agreement, Waste Industries purchased Allied’s Norfolk Virginia and Clarkesville, Tennessee operations. Simultaneously, Waste Industries sold to Allied its operations in Charlotte, North Carolina; Sumter, South Carolina; Mobile, Alabama; and Biloxi, Mississippi. Customers are being notified and should experience no interruption of service. The effective date of the transaction was August 1, 2003. Further information will be included in Waste Industries’ Quarterly Report on Form 10-Q to be filed with the SEC on or before Thursday, August 14, 2003.

Jim W. Perry, President and CEO of Waste Industries stated, “This transaction significantly strengthens our position in two strategic markets (the Norfolk, Virginia and the Nashville, Tennessee areas). We plan to continue to look for similar opportunities to increase revenues and better position our Company in desired markets.”

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Georgia, Mississippi, and Florida. We currently operate 36 collection operations, 27 transfer stations, approximately 90 county convenience drop-off centers, eight recycling facilities and 11 landfills in the southeastern U.S.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as “should,” “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties, such as risks in integrating and managing acquired operations, identifying and completing future acquisition targets, the development and operation of landfills, availability of landfill space, difficulties in managing rapid growth, and weather conditions, that could cause actual results to differ materially from those currently anticipated. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements.

Contact Information:

Carol Dalton

(919) 325-3000